SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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                                   HEI, Inc.
               (Name of Registrant as Specified In Its Charter)

                             FANT INDUSTRIES INC.
                  (Name of Person(s) Filing Proxy Statement)

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Letter to Shareholders, dated July 17, 1998



                                                 FANT INDUSTRIES, INC.

                                                 July 17, 1998

Dear Fellow HEI Shareholder:

     I want to thank you personally for your continued interest in the proxy contest as we approach the special meeting of HEI, Inc.'s shareholders on August 4th. Thank you for taking time to consider the important question of who will lead HEI into the next century.

     I know that you have a significant stake in HEI's future. It is important to me to earn your trust and support. I believe that we will win this contest, and as I have done in my other businesses, I will ask a great deal of myself, our leadership team, and other members of the HEI family in seeking to realize HEI's true potential.

     HEI's incumbent directors have suggested that your decision in this contest comes down to one simple question: "Who will produce greater long-term value--the incumbent directors or our director nominees?"

     We agree with their formulation of the question. But our answer is different from theirs. We believe the best way to tell how someone will do in the future is to look at how they have done in the past. As shown in the enclosure entitled "ASK YOURSELF," A $10,000 INVESTMENT IN HEI FIVE YEARS AGO IS WORTH ONLY ABOUT $7,000 TODAY. IN CONTRAST, A $10,000 INVESTMENT IN OUR GROUP OF BUSINESSES FIVE YEARS AGO IS WORTH WELL OVER $100,000 TODAY.

     We believe that these two competing track records speak for themselves. We also believe that our $9.00 cash tender offer speaks for itself.

     The incumbent directors persist in a negative campaign of cynicism and fear designed to discredit a record of hard work and success in which we take a great deal of pride. But no argument that they might make can explain a difference in performance that is so vast. We have prepared the enclosed brochure for you in an effort to outline the factors that we think have made the difference for us in the past and will make the difference at HEI.

     We respectfully ask you to give us a chance to make good things happen at HEI. We ask for your support and vote of confidence. Please sign and return the enclosed GREEN card today.

                                                 Sincerely yours,

                                                 Anthony J. Fant






Advertisement, published July 21, 1998.



To the Shareholders of HEI, Inc.:

You may have noticed a pattern in which HEI lives "contract to contract" - they get a customer, lose the customer, then scramble to replace the customer.

July 8, 1998 - "our knowledge and expertise enabled us to successfully exit the disk drive portion of our business last year..." - Eugene W. Courtney, CEO of HEI.

"We define 'success' differently. Losing 50% of stockholder value is not 'success' under any circumstances. In our own business, a $10,000 investment five years ago is worth more than $100,000 today. A $10,000 investment in HEI over the same period is worth only $7,000 today." - Anthony J. Fant.

[Area graph showing the month-end HEI stock price from 1/1/97 to 6/30/98. The graph indicates the following event: Reuters, April 7, 1997 - HEI announces that it has "received notice from its largest customer to begin phasing out production," leading HEI to exit the disk drive business.]

IT'S TIME TO REDEFINE SUCCESS AT HEI.

Your vote is important! Return the GREEN proxy card today. If you have questions or need assistance voting your shares, please contact Beacon Hill Partners at (800) 253-3814.

FANT INDUSTRIES INC.






Brochure



success

courage...Clear thinking...hard work...persistence

The Fant Group's formula for success for the new HEI, Inc.

value

Provide incentives for success...Realize potential...leverage strength...

"Our yardstick for measuring HEI's success will be earnings growth and increased shareholder value. We have set the bar at $25 per share."

vision

Long-term commitment...Aligned interests...results driven



Dear Fellow Shareholder

Success is rarely achieved by chance, and it does not come easily. In my own life, success in business has come only through clear thinking, hard work and persistence. Some people say that luck is the key. If it is, then I say that my luck starts at 4:30 every morning. Not to say that luck is a bad thing, but you sure can't count on it.

One thing you CAN count on is that our group will bring leadership and vitality to HEI. We believe that, in any business, the difference between success and mediocrity is leadership. Success depends on the ability to see changes that should be made and the courage to act decisively. We know from experience that there are no cookie-cutter schemes for real growth. No short cuts. No easy solutions. This is because no two businesses are exactly alike. Each business has its own unique strengths, issues and opportunities, and this is certainly true of HEI.

Our trade is to look analytically at a business as it is and then to plot a course for creating new value. For each of our nominees - Ed Finch, David Ortlieb, Steve Tondera, Mack Traynor and me - this skill has been honed through many years of practice. Each of us has done it time and again, and today it is second nature.

Our yardstick for measuring HEI's success will be earnings growth and shareholder value. We have set the bar at $25 per share. Under our leadership, no director will enjoy the rewards of stock options until HEI's stock reaches this price. This way, there will be no question about whether we have earned your support. We don't get rewarded unless you have been rewarded first.

This change - to create the right incentives for success - is a basic and important change that is long overdue, and we will initiate it on day one. With all due respect to the incumbent directors, they have raked in major stock options, at no personal risk, year after year, no matter how the Company has performed. Even more troubling, they habitually have exercised the options, at the earliest opportunity, and turned around and sold them the next day for a quick buck. As a result of this continual selling, the collective holdings of the incumbent board of directors are only slightly more than 2% of the Company's outstanding shares. Their actions contradict all of their recent words about their commitment to HEI and their faith in its bright future.

My own investment in HEI is in the millions of dollars and is truly a long-term commitment. I own 18% of HEI's shares, and just like you, I bought each one of them at market price. As a result, our interests are perfectly aligned, and you can count on me to fight to ensure our success.

Please join with us by voting FOR each measure on the GREEN proxy card. On the opposite page is a copy of my GREEN card correctly marked. We need your support in this contest and I personally appreciate your voting with us. Together we can realize HEI's true potential.

Sincerely yours,

Anthony J. Fant






[Photo of Fant Director Nominees: Fant, Ortlieb, Traynor, Tondera. Finch not pictured.]



The Fant Director Nominees

ANTHONY J. FANT (37)

Director, President and Chief Executive Officer of Fant Industries. Mr. Fant has been Director, President and Chief Executive Officer of Fant Broadcasting Company (including, for these purposes, various affiliated companies engaged primarily in television and radio broadcasting) sine 1986.

DAVID W. ORTLIEB (67)

Independent management consultant since 1994. Other positions held by Mr. Ortlieb include: Director, President and Chief Executive Officer of Immunomedics, Inc., a biopharmaceutical company, from 1992 to 1994. Director, President and Chief Executive Officer of Texas Biotechnology Corporation, a pharmaceutical products company, from 1990 to 1992. Director, President and Chief Operating Officer of American Optical Corporation, a diversified business principally involved with optics and opthalmics, from 1987 to 1989. Director, President and Chief Executive Officer of Erbarnont N.V., a diversified health care company, from 1983 to 1985. Director of Bemis Company, Inc., a Minnesota-based manufacturer of packaging products, from 1983-1985. Director of Abbott Laboratories, a diversified health care and consumer products company, from 1975 to 1983, serving as Corporate Executive Vice President of Abbott International.

MACK V. TRAYNOR, III (40)

Director of Eltrax Systems, Inc., a networking products and services company, since 1995. Mr. Traynor also served as President, Chief Executive Officer and Chief Operating Officer of Eltrax from 1995 to 1997, and as Chief Financial Officer from 1995 to 1996. He has acted as Director of Telident, Inc., a telecommunications products and services company, since 1998; President and Chief Operating Officer of Military Communications Center, Inc., a company which provided telecommunications services to U.S. military personnel, from 1988 to 1995; and as President of US West Enterprises-Technologies, a division of US West, Inc., a telecommunications company, from 1980 to 1988.

STEVE E. TONDERA, JR. (35)

Director, Vice President, Treasurer, Secretary and Chief Financial Officer of Fant Industries. Mr. Tondera has been Senior Vice President and Chief Financial Officer of Fant Broadcasting Company (including, for these purposes, various affiliated companies engaged primarily in television and radio broadcasting) since 1994 and Director since 1995. Prior to such time, Mr. Tondera was a principal of Humphryes & Associates, P.C., a public accounting firm.

EDWIN W. FINCH, III (52)

Director and President of FHL Capital Corporation since 1984. FHL Capital is an investment banking and business valuation firm specializing in mergers and acquisitions. Mr. Finch served as President of Pinson Valley Millworks, Inc., a distributor of millworks products, form 1988 through 1996.



"A strategic vision for a company must be unique. There are no "cookie cutter" schemes for real growth. No short-cuts. No easy solutions. We have that strategic vision."

"People with the practical imagination to plot potentially successful strategic plans evidence this skill throughout their careers. They are perceptive and highly analytical. And they are winners. With your support, we can win with HEI."

"We believe we have assembled such people for board candidacy and we believe they can make a world of difference in HEI's performance and valuation. We know how to grow companies... how to build value."

"The Fant slate of directors will exercise their collective analytical skills and cause a viable and ambitious strategic plan to be defined and implemented. And they will help management prepare an active plan to achieve its ambitious objectives - real growth in shareholder return on investment and market valuation."



Sign and return your GREEN proxy card:
Maximize your shareholder value!

[Picture of each side of the green proxy card indicating check marks FOR proposals and signed by Anthony Fant.]

1. check box FOR removal of current directors
2. check box FOR new Fant leadership
B. check box FOR equal voting rights
Date and Sign then Mail in envelope provided

Vote FOR each proposal on your GREEN proxy card.
Do Not return your white proxy card.

If you have already voted using the white proxy card, you may vote with Fant by returning the GREEN proxy card. The latest dated card counts.